Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Announces Results of Annual Shareholders Meeting and Increases Quarterly Dividend to $0.03 Per Common Share

Carmel, Ind., May 8, 2013 - CNO Financial Group, Inc. (NYSE: CNO) announced that shareholders at the company's annual meeting earlier today:

•
Elected nine directors (Edward Bonach, Ellyn Brown, Robert Greving, Mary Henderson, Keith Long, Neal Schneider, Frederick Sievert, Michael Tokarz and John Turner) to serve terms expiring at next year's annual meeting.

•	Approved an amendment to CNO's amended and restated certificate of incorporation to preserve the value of tax net operating losses and certain other tax losses.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2013.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.
CNO also announced that the board of directors has approved an increase in the quarterly dividend to $0.03 per share on the Company's common shares.  The dividend will be payable June 24, 2013, to shareholders of record at the close of business on June 10, 2013.
This quarterly rate represents an annualized dividend of $0.12 cents per share, which equates to a yield of approximately 1% percent based on the Company's stock price at yesterday's close of trading on the New York Stock Exchange.  Future cash dividends will be subject to Board approval.
CEO Ed Bonach said, "Increasing the dividend demonstrates continued confidence in our current and future financial strength."
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

-####-